Exhibit 99.1

Eiger BioPharmaceuticals Updates on 2020 Progress and 2021 Plans

•	Phase 3 HDV D-LIVR (Lonafarnib) Planned to Complete Enrollment in 2021

•	Phase 3 HDV LIMT-2 (Lambda) Planned to Initiate in 2H21

•	Zokinvy™ EMA Approval Expected in 2H21

•	Strong Cash Position with ~$176M Pro Forma Cash to Begin 2021

Palo Alto, Calif., January 7, 2021 /PRNewswire/ — Eiger BioPharmaceuticals, Inc (Nasdaq:EIGR), a commercial-stage biopharmaceutical company focused on the development and commercialization of foundational therapies for Hepatitis Delta Virus (HDV) infection, today updated on progress across its product pipeline, including planned 2021 milestones.

Lonafarnib in HDV

•	First and only oral agent in development for HDV

•	Phase 3 D-LIVR study (N=400) enrollment completion planned in 2021

•	End of treatment data planned in 2022

Peginterferon Lambda (Lambda) monotherapy in HDV

•	Well-tolerated interferon for weekly subcutaneous injection

•	Phase 3 LIMT-2 study (N=150) planned start in 2H21

Lambda-Lonafarnib Combination in HDV

•	Positive end of study Phase 2 LIFT data presented at AASLD 2020

•	Publication expected in 2021

Zokinvy™ for Progeria and Processing-Deficient Progeroid Laminopathies

•	U.S. FDA approval in November 2020

•	U.S. commercial launch planned in January 2021

•	EMA approval expected 2H21

Lambda in COVID-19

•	Positive Phase 2 proof of concept data presented at RespiDART 2020

•	Data support impact of baseline viral loads on viral clearance with Lambda

•	Pre-IND package submitted to FDA with guidance expected in Q1 2021

Corporate

•	PRV sale for $95M expected to close in January 2021; Eiger will retain 50%

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Pro forma cash, cash equivalents and investments of approximately $176M, reflecting $128.8M as of December 31, 2020 plus $47.5M from PRV sale proceeds anticipated in January 2021, expected to fund planned operations through at least Q4 2023

“Our priority in 2021 are our HDV programs, where we plan to complete D-LIVR enrollment and initiate the Lambda Phase 3 LIMT-2 study,” said David Cory, President and CEO of Eiger. “Lonafarnib is the only oral therapy in development and Lambda is a well-tolerated interferon in development for HDV, both with the potential to become foundational chronic treatments with convenience and optionality for patients affected by this most serious form of viral hepatitis.”

About Eiger

Eiger is a commercial-stage biopharmaceutical company focused on the development and commercialization of foundational therapies for Hepatitis Delta Virus (HDV) infection, the most serious form of human viral hepatitis.

Eiger is developing two complementary treatments for HDV. Lonafarnib is a first-in-class, oral prenylation inhibitor in a global Phase 3 trial. Peginterferon lambda is a first-in-class, well-tolerated type III interferon entering Phase 3.

Zokinvy for the treatment of Hutchinson-Gilford Progeria Syndrome (HGPS or Progeria) and processing-deficient Progeroid Laminopathies is the Company’s first FDA approval. A Marketing Authorization Application (MAA) is under review by the European Medicines Agency (EMA). Outside the U.S., Eiger’s established global Managed Access Program, expected to span greater than 40 countries, ensures all children and young adults with Progeria and Progeroid Laminopathies have access to treatment.

For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward-looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward-looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our anticipating significant milestones in 2021, the timing of our ongoing and planned clinical development, including our ability to support the launch of a new product and ship to specialty pharmacies; the sufficiency of our cash, cash equivalents and investments to fund our operations through at least Q4 2023; the expected closing of the sale of our PRV; our development programs for Zokinvy generally; and the potential approval of Zokinvy in jurisdictions outside of the U.S., including the EU; the risks related to the commercialization of Zokinvy, our ability to manufacture sufficient quantities of Zokinvy, and the commercial launch of Zokinvy in the U.S., the market potential for Zokinvy as a treatment for Progeria and processing-deficient Progeroid Laminopathies; our progression and enrollment of our Phase 3 D-LIVR study in HDV; our ability to maintain supply of our commercial and clinical trial materials; our plans to advance Lambda in HDV in the U.S. and EU; our ability to transition into a commercial stage biopharmaceutical company; our ability to finance the continued advancement of our development pipeline products; and the potential for success of any of our product candidates. These statements concern product candidates that have not yet been approved for marketing by the U.S. Food and Drug Administration (FDA). No representation is made as to their safety or effectiveness for the purposes for which they are being investigated. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including additional applicable risks and uncertainties described in the “Risk Factors” sections in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Eiger’s subsequent filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to Eiger and speak only as of the date on which they are made. Eiger does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

SOURCE Eiger BioPharmaceuticals, Inc.

Investors and Media:

Sri Ryali

Email: sryali@eigerbio.com

Phone: 1-650-272-6138